EXHIBIT 99

                                                                 NEWS RELEASE

UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY  10022


CONTACT: SUSAN FEIN ZAWEL
    VICE PRESIDENT CORPORATE COMMUNICATIONS
    (212) 752-8787


FOR IMMEDIATE RELEASE


               UNITED INDUSTRIAL COMPLETES SALE OF SYMTRON SYSTEMS
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October 3, 2000 -- United Industrial Corporation (NYSE: UIC) announced today that it has completed the previously announced sale of its Symtron Systems, Inc. subsidiary to IFTE plc (LSE: IFTE) for $15.3 million in cash (which includes the repayment of intercompany indebtedness). The divestiture of Symtron Systems, a leading developer of computer-controlled, firefighter training systems, is the latest step in United Industrial's strategy to drive growth by focusing on its core aerospace and defense businesses.

"The sale of Symtron is part of United Industrial's continuing strategy to concentrate on its core markets and customers in order to build value for its shareholders," said Richard Erkeneff, President and Chief Executive Officer. "We will be able to focus more management and financial resources on growing our defense businesses, including unmanned aerial vehicles, training and simulation systems, and logistical/engineering services, while Symtron and their respective customers will benefit by becoming part of IFTE, an organization completely dedicated to the firefighter training market."

IFTE designs, installs and sells specialist simulation equipment, which is used for training firefighters and other emergency personnel. The company has

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designed and installed Boeing 747 hot-fire training simulators at Singapore,
Hong Kong and London Heathrow Airports.

United Industrial Corporation is a company focused on the design and production of defense, training, transportation, and energy systems. Its products include unmanned aerial vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and ground transportation components. The Company also offers logistical/engineering services for government-owned equipment and manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward looking statements subject to risks and uncertainties which could cause United Industrial's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about United Industrial and its various risk factors, reference is made to United Industrial's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

For more information, please visit United Industrial's web site at www.unitedindustrial.com.


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